Exhibit 10.5(a)

AMENDMENT TO THE
BRIGGS & STRATTON CORPORATION
2014 OMNIBUS INCENTIVE PLAN
(the “Plan”)
Effective as of April 21, 2016

Section 6.4 of the Plan is hereby amended to read, in its entirety, as follows:

6.4 Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. To the extent the vested and exercisable portion of an Option remains unexercised as of the close of business on the stated expiration date of the Option (i.e., at the end of its term, not at any earlier expiration date resulting from a termination of employment), that portion of the Option will be exercised without any action by the Participant if the Fair Market Value of a Share on that date exceeds the Option Price by an amount equal to or greater than one percent (1%) of the Option Price and the exercise will result in the Participant receiving at least one Share.

Section 7.4 of the Plan is hereby amended to read, in its entirety, as follows:

7.4 Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. To the extent the vested and exercisable portion of an SAR remains unexercised as of the close of business on the stated expiration date of the SAR (i.e., at the end of its term, not at any earlier expiration date resulting from a termination of employment), that portion of the SAR will be exercised without any action by the Participant if the Fair Market Value of a Share on that date exceeds the Grant Price by an amount equal to or greater than one percent (1%) of the Grant Price and, if payment is to be made in Shares, the exercise will result in Participant receiving at least one Share.